Exhibit 4.2

STOCKHOLDERS’ AGREEMENT

THIS STOCKHOLDERS’ AGREEMENT (as amended, supplemented or restated from time to time, this “Agreement”) is entered into as of [●], 2016 (the “Effective Date”), by and among NantHealth, Inc. (the “Company”) and those stockholders of the Company set forth on Schedule A attached hereto (each a “Holder” and collectively the “Holders”).

RECITALS

A. Nant Health, LLC (the “LLC”) was formed as a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. Section 18-101, et seq.) pursuant to the filing of a Certificate of Formation with the Delaware Secretary of State on July 7, 2010.

B. NantWorks, LLC, a Delaware limited liability company (“NantWorks”), as the then sole member of the LLC, previously executed a Second Amendment to and Restatement of Limited Liability Company Agreement for the LLC dated January 6, 2012 (the “Original Agreement”).

C. NantWorks and Verizon Investments LLC, a Delaware limited liability company (“Verizon”), amended and restated the Original Agreement by executing an amended and restated limited liability company agreement for the LLC dated October 2, 2012 (the “First Restated Agreement”) in connection with Verizon’s investment in the LLC and acquisition of Series B Units of the LLC (the “Series B Units”).

D. NantWorks and Celgene Corporation, a Delaware corporation (“Celgene”), amended and restated the First Restated Agreement by executing a second amended and restated limited liability company agreement for the LLC dated September 6, 2013 (the “Second Restated Agreement”) in connection with Celgene’s investment in the LLC and acquisition of Series B Units.

E. The members of the LLC amended and restated the Second Restated Agreement by executing a third amended and restated limited liability company agreement for the LLC dated December 3, 2013 (the “Third Restated Agreement”) in connection with the creation of “profits interests” to be issued to certain service providers for compensatory purposes.

F. NantWorks and BlackBerry Corporation, a Delaware corporation (“BlackBerry”), amended and restated the Third Restated Agreement by executing a fourth amended and restated limited liability company agreement for the LLC dated March 28, 2014 (the “Fourth Restated Agreement”) in connection with BlackBerry’s investment in the LLC and acquisition of Series D Units of the LLC (the “Series D Units”).

G. NantWorks and NHealth Holdings, Inc., a Delaware corporation (“NHealth”), amended and restated the Fourth Restated Agreement by executing a fifth amended and restated limited liability company agreement for the LLC dated May 1, 2014 (the “Fifth Restated Agreement”) in connection with NHealth’s investment in the LLC and acquisition of Series E Units of the LLC (the “Series E Units”).

H. NantWorks and KHealth Holdings, Inc., a Delaware corporation (“KHealth”), amended and restated the Fifth Restated Agreement by executing a sixth amended and restated limited liability company agreement for the LLC dated June 20, 2014 (the “Sixth Restated Agreement”) in connection with KHealth’s investment in the LLC and acquisition of Series F Units of the LLC (the “Series F Units”).

I. NantWorks and Blackstone Healthcare Partners II (AIV) L.L.C., a Delaware limited liability company (together with its Permitted Transferees, “Blackstone”), amended and restated the Sixth Restated Agreement by executing a seventh amended and restated limited liability company agreement for the LLC dated July 9, 2014 (the “Seventh Restated Agreement”) in connection with Blackstone’s investment in the LLC and acquisition of Series A Units of the LLC (the “Series A Units”).

J. NantWorks and Allscripts Healthcare Solutions, Inc., a Delaware corporation (“Allscripts”), amended and restated the Seventh Restated Agreement by executing the eighth amended and restated limited liability agreement for the LLC dated June 26, 2015 (the “Eighth Restated Agreement”) in connection with Allscripts’ investment in the LLC and acquisition of Series G Units of the LLC (the “Series G Units”).

K. NantWorks and Highmark Ventures, Inc., Independence Blue Cross, LLC and Horizon Healthcare Services, Inc. (each, a “3BE Member” and together, the “3BE Members”), amended and restated the Eighth Restated Agreement by executing the ninth amended and restated limited liability agreement for the LLC dated January 1, 2016 (the “Ninth Restated Agreement”) in connection with the LLC’s acquisition of NaviNet, Inc. and such 3BE Members’ investment in the LLC.

L. Pursuant to Section 8.7.2 of the Ninth Restated Agreement, NantWorks has the right to cause the Company to convert the form of its organization to a corporation (the “Conversion”) and NantWorks has determined it is in the best interest of the Company to effectuate the Conversion at this time.

M. Pursuant to Section 8.7.3 of the Ninth Restated Agreement, in connection with the Conversion, the rights and obligations of the Members (as defined in the Ninth Restated Agreement) in the new form of entity created in the Conversion shall be substantively the same as the rights and obligations of the Ninth Restated Agreement, and therefore, in connection with the Conversion and the resulting termination of the Ninth LLC Agreement, NantWorks is entering into this Agreement to memorialize the rights and obligations of the Members.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Capitalized terms used herein without definition shall have the meanings given to them in Appendix 1 attached hereto and made a part hereof.

ARTICLE 2

ANTI-DILUTION AND PREEMPTIVE RIGHTS

2.1 Anti-Dilution.

2.1.1 The “Former Series B Price,” “Former Series D Price,” “Former Series E Price” and “Former Series F Price” initially shall be $[●], and shall be subject to adjustment as set forth in this Section 2.1. If prior to a Qualified IPO, there shall be an adjustment to the Former Series B Price pursuant to the provisions in this Section 2.1, then, in connection with each such adjustment, the number of shares of Common Stock held by the Former Series B Members shall be automatically adjusted (with the impact of such adjustment allocated pro rata among the Former Series B Members based on the number of shares of Common Stock held by the Former Series B Members as of the date of this Agreement) such that the number of shares of Common Stock held by the Former Series B Members in the aggregate immediately following such adjustment shall be equal to $50.0 million divided by the newly effective Former Series B Price. If prior to a Qualified IPO, there shall be an adjustment to the Former Series D Price pursuant to the provisions in this Section 2.1, then, in connection with each such adjustment, the number of shares of Common Stock held by the Former Series D Member shall be automatically adjusted (with the impact of such adjustment allocated pro rata among the Former Series D Member based on the number of shares of Common Stock held by the Former Series D Member as of the date of this Agreement) such that the number of shares of Common Stock held by the Former Series D Member in the aggregate immediately following such adjustment shall be equal to $10.0 million divided by the newly effective Former Series D Price. If prior to or in connection with a Qualified IPO, there shall be an adjustment to the Former Series E Price pursuant to the provisions in this Section 2.1, then, in connection with each such adjustment, the number of shares of Common Stock held by the Former Series E Member shall be automatically adjusted (with the impact of such adjustment allocated pro rata among the Former Series E Member based on the number of shares of Common Stock held by the Former Series E Members as of the date of this Agreement) such that the number of shares of Common Stock held by the Former Series E Member in the aggregate immediately following such adjustment shall be equal to $100.0 million divided by the newly effective Former Series E Price. If prior to or in connection with a Qualified IPO, there shall be an adjustment to the Former Series F Price pursuant to the provisions in this Section 2.1, then, in connection with each such adjustment, the number of shares of Common Stock held by the Former Series F Member shall be automatically adjusted (with the impact of such adjustment allocated pro rata among the Former Series F Member based on the number of shares of Common Stock held by the Former Series F Member as of the date of this Agreement) such that the number of shares of Common Stock held by the Former Series F Member in the aggregate immediately following such adjustment shall be equal to $150.0 million divided by the newly effective Former Series F Price.

2.1.2 If after the Effective Date, the Company shall issue any Additional Shares without consideration or for a consideration per share less than the Former Series B Price in effect immediately prior to the issuance of such Additional Shares, the Former Series B Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 2.1) be adjusted to a price determined by multiplying such Former Series B Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (and deemed issued pursuant to Section 2.1.6 below) immediately prior to such issuance plus the number of Additional Shares that the aggregate consideration received by the Company for such issuance would purchase at such Former Series B Price; and the denominator of which shall be the number of shares of Common Stock outstanding (and deemed issued pursuant to Section 2.1.6 below) plus the number of such Additional Shares. If after the Effective Date, the Company shall issue any Additional Shares without consideration or for a consideration per share less than the Former Series D Price in effect immediately prior to the issuance of such Additional Shares, the Former Series D Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 2.1) be adjusted to a price determined by multiplying such Former Series D Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (and deemed issued pursuant to Section 2.1.6 below) immediately prior to such issuance plus the number of Additional Shares that the aggregate consideration received by the Company for such issuance would purchase at such Former Series D Price; and the denominator of which shall be the number of shares of Common Stock outstanding (and deemed issued pursuant to Section 2.1.6 below) plus the number of such Additional Shares. If after the Effective Date (including in connection with an IPO), the Company shall issue any Additional Shares without consideration or for a consideration per share less than the Former Series E Price in effect immediately prior to the issuance of such Additional Shares, the Former Series E Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 2.1) be adjusted to a price determined by multiplying such Former Series E Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (and deemed issued pursuant to Section 2.1.6 below) immediately prior to such issuance plus the number of Additional Shares that the aggregate consideration received by the Company for such issuance would purchase at such Former Series E Price; and the denominator of which shall be the number of shares of Common Stock outstanding (and deemed issued pursuant to Section 2.1.6 below) plus the number of such Additional Shares. If after the Effective Date (including in connection with an IPO), the Company shall issue any Additional Shares without consideration or for a consideration per share less than the Former Series F Price in effect immediately prior to the issuance of such Additional Shares, the Former Series F Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section 2.1.6) be adjusted to a price determined by multiplying such Former Series F Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding (and deemed issued pursuant to Section 2.1.6 below) immediately prior to such issuance plus the number of Additional Shares that the aggregate consideration received by the Company for such issuance would purchase at such Former Series F Price; and the denominator of which shall be the number of shares of Common Stock outstanding (and deemed issued pursuant to Section 2.1.6 below) plus the number of such Additional Shares.

2.1.3 No adjustment of the Former Series B Price, Former Series D Price, Former Series E Price or Former Series F Price shall be made in an amount less than one cent ($0.01) per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward. Except as otherwise set forth herein, no adjustment of such Former Series B Price, Former Series D Price, Former Series E Price or Former Series F Price pursuant to this Section 2.1 shall have the effect of increasing the Former Series B Price above the Former Series B Price in effect immediately prior to such adjustment, the Former Series D Price above the Former Series D Price in effect immediately prior to such adjustment, the Former Series E Price above the Former Series E Price in effect immediately prior to such adjustment or the Former Series F Price above the Former Series F Price in effect immediately prior to such adjustment.

2.1.4 In the case of the issuance of Additional Shares for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

2.1.5 In the case of the issuance of the Additional Shares to any Affiliate of NantWorks for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as mutually agreed to by the Board, Verizon, NHealth and KHealth. In the case of the issuance of the Additional Shares to any Person other than an Affiliate of NantWorks for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as reasonably determined in good faith by the Board.

2.1.6 In the case of the issuance of Convertible Securities or options to purchase or rights to subscribe for such Convertible Securities, the following provisions shall apply for all purposes of this Section 2.1:

(a) The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time) shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections 2.1.4 and 2.1.5 above), if any, received by the Company upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights for the shares of Common Stock covered thereby.

(b) The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time) for any such Convertible Securities or upon the exercise of options to purchase or rights to subscribe for such Convertible Securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections 2.1.4 and 2.1.5 above).

(c) In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to the Company upon exercise of such options or rights or upon conversion of or in exchange for such Convertible Securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the Former Series B Price, the Former Series D Price, the Former Series E Price and the Former Series F Price (in each case to the extent in any way affected by or computed using such options, rights or securities), and the number of additional shares of Common Stock deemed to have been issued pursuant to Section 2.1.1, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of shares of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(d) Upon the expiration of any such options or rights, the termination of any such right to convert or exchange or the expiration of any options or rights related to such Convertible Securities, the Former Series B Price, the Former Series D Price, the Former Series E Price and the Former Series F Price (in each case to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities) and the number of additional shares of Common Stock deemed to have been issued pursuant to Section 2.1.1 shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Convertible Securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(e) The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 2.1.6(a) and 2.1.6(b), and the number of additional shares of Common Stock deemed to have been issued pursuant to Section 2.1.1, shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 2.1.6(c) and 2.1.6(d).

(f) “Additional Shares” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to this Section 2.1.6) by the Company other than:

(i) Common Stock issued pursuant to stock splits, stock dividends, reclassifications and the like;

(ii) Common Stock or Convertible Securities issued or deemed issued to employees, consultants or contractors of the Company for compensatory purposes;

(iii) Common Stock issued or issuable in connection with any transaction where such Common Stock is excepted from the definition of Additional Shares with the approval or consent of Verizon, NHealth and KHealth; or

(iv) Common Stock issued or issuable to the selling parties in a bona fide business acquisition by the Company or any of its subsidiaries, whether by merger, consolidation, sale of assets, sale or exchange of equity or otherwise, each as approved by the Board.

(g) Other than in connection with a Qualified IPO or with the consent of NantWorks, Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts and each 3BE Member, the Company shall not at any time split or subdivide the outstanding shares of Common Stock, decrease the number of shares of Common Stock outstanding by a combination of the outstanding shares of Common Stock, or make a dividend to holders of Common Stock or Convertible Securities, or entitling such holders to receive directly or indirectly, additional shares of Common Stock in respect of their shares of Common Stock.

2.1.7 The Company will not, by amendment of this Agreement or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2.1 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the stockholders against impairment.

2.1.8 Upon the occurrence of each adjustment of the Former Series B Price, the Former Series D Price, the Former Series E Price or the Former Series F Price, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Common Stock, together with a certificate setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

2.2 Preemptive Rights. The Company hereby grants preemptive rights to each of NantWorks, Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone and Allscripts (together, the “Preemptive Right Holders”) as provided in this Section 2.2. If the Company proposes to issue additional shares of Common Stock, Preferred Stock or Convertible Securities (such shares of Common Stock, Preferred Stock or Convertible Securities, “Subsequent Equity”), then the Company shall deliver to each Preemptive Right Holder a written notice (the “Preemptive Notice”) of such proposed issuance at least fifteen (15) days prior to the date of the issuance (the “Subscription Period”). Each Preemptive Right Holder shall have the option, exercisable at any time within the period of thirty (30) days after delivery of the Preemptive Notice (the “Preemptive Acceptance Period”), by delivering a written notice to the Company (a “Subscription Acceptance”) and on the same terms (on a per share basis) as those proposed for the issuance of such Subsequent Equity, to subscribe for (x) up to its pro rata share of any such Subsequent Equity and (y) any such Subsequent Equity not subscribed for by the other Preemptive Right Holders, as specified in the subscribing holder’s Subscription Acceptance provided that, in the event that any such Subsequent Equity is Preferred Stock, a Preemptive Right Holder’s respective pro rata share of such Subsequent Equity, for purposes of this Section 2.2, shall be a percentage equal to the greater of (a) such Preemptive Right Holder’s pro rata share of Common Stock and Convertible Securities and (b) such Preemptive Right Holder’s pro rata share of such Preferred Stock. Notwithstanding anything herein to the contrary, the Company may close the issuance of Subsequent Equity, in whole or in part, prior to the expiration of the Preemptive Acceptance Period provided above as long as each Preemptive Right Holder is given the Preemptive Acceptance Period to elect to purchase its pro rata share of the applicable Subsequent Equity. Any Subsequent Equity that is not purchased by the Preemptive Rights Holders may be sold by the Company, but only on terms and conditions not more favorable to the purchaser than those set forth in the Preemptive Notice, at any time within 90 days following the termination of the Preemptive Acceptance Period, but may not be sold to any Person on terms and conditions, including price, that are more favorable to the purchaser than those set forth in the Preemptive Notice or after such 90-day period, in each case without renewed compliance with this Section 2.2. The preemptive rights granted pursuant to this Section 2.2 shall not be applicable to:

(a) the issuance of shares of Common Stock in connection with a conversion under Section 8.7.2 of the Ninth Restated Agreement;

(b) the issuance of shares of Common Stock as a dividend or distribution to all or substantially all holders of Common Stock, or a subdivision or combination of shares of Common Stock or a reclassification of (or similar action with respect to) shares of Common Stock into a greater or lesser number of shares of Common Stock;

(c) the issuance of Common Stock or Convertible Securities to employees, consultants and contractors of the Company for compensatory purposes;

(d) the issuance of shares of Common Stock upon the exercise or exchange of Convertible Securities;

(e) the issuance of shares of Common Stock in the Company in a Qualified IPO; and

(f) the issuance of shares of Common Stock to the selling parties in a bona fide business acquisition by the Company or any of its subsidiaries, whether by merger, consolidation, sale of assets, sale or exchange of equity or otherwise, each as approved by the Board.

2.3 Other Activities. The Holders acknowledge and agree that, subject to the terms of this Agreement and any employment or consulting agreement entered into between the Company and a Holder or its Affiliates or its or their respective officers, directors, shareholders, partners, members, managers, agents or employees:

2.3.1 Each Holder and its Affiliates and its and their respective officers, directors, shareholders, partners, members, managers, agents and employees may engage or invest in, independently or with others, any business activity of any type or description (including activities that might be the same as or similar to the business of the Company or any of its controlled Affiliates), and neither the Company nor any Holder shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom;

2.3.2 No Holder nor any of its Affiliates nor any of its or their respective officers, directors, shareholders, partners, members, managers, agents or employees shall be obligated to present any investment opportunity or prospective economic advantage to the Company, even if the opportunity is of the character that, if presented to the Company, could be taken by the Company, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to any of the Company’s Holders or Affiliates or their respective officers, directors, shareholders, partners, members, managers, agents or employees; and

2.3.3 Each Holder and its Affiliates and its and their respective officers, directors, shareholders, partners, members, managers, agents and employees shall have the right to hold any investment opportunity or prospective economic advantage for its own account or to recommend such opportunity to Persons other than the Company.

2.4 Transactions With The Company. Subject to any limitations set forth in this Agreement, including without limitation Sections 3.2 and 3.7, and with the prior approval of the Board, each Holder and its Affiliates and its and their respective officers, directors, shareholders, partners, members, managers, agents and employees may lend money to and transact other business with the Company. Subject to other applicable law, such Holder or such other Person shall have the same rights and obligations with respect thereto as a Person who is not a Holder.

2.5 Issuance of Shares. The Company has reserved an aggregate of 63,750,000 shares for issuance by the Company pursuant to its equity plans (a “Plan”). The shares of Common Stock shall only be issued to employees, consultants and contractors of the Company and its subsidiaries (who are not shareholders, members, partners, managers, officers, employees, consultants or contractors of NantWorks or its Affiliates (other than the Company)) in consideration for bona fide services provided to the Company or such subsidiary, and shall otherwise be upon such terms and conditions as the Board shall determine, in its reasonable discretion, to be in the best interests of the Company. Subject to the foregoing, the Board is authorized to issue any shares of Common Stock pursuant to a Plan and on such terms and conditions as in its reasonable discretion it deems appropriate, which terms and conditions shall include customary vesting schedules and other terms and conditions applicable to such employees, consultants and contractors. Each issuance of shares of Common Stock pursuant to a Plan shall be evidenced by a writing signed by an officer of the Company pursuant to the authorization of the Board.

2.6 Certain Covenants. In the event that the Company determines to effectuate a Liquidity Event prior to a Qualified IPO or a Liquidity Event occurs prior to a Qualified IPO, the Company, NantWorks and the Holders agree to amend the certificate of incorporation of the Company effectuated at the Conversion so that the governance, transfer restrictions, anti-dilution, liquidity and preference rights and other provisions therein with respect to the Holders correspond in the aggregate in all substantive respects with the provisions contained in the Ninth Restated Agreement; provided that prior to the earlier of a Qualified IPO or such amendments to the certificate of incorporation of the Company, the Company will not take any actions that would have resulted in Holders receiving rights or benefits pursuant the Ninth Restated Agreement that such Holders no longer have pursuant to this Agreement.

ARTICLE 3

MANAGEMENT AND CONTROL OF THE COMPANY

3.1 Election of Board Members.

3.1.1 Number, Appointment, Removal and Resignation; Observers.

(a) The Board shall initially consist of seven (7) directors (each, a “Director”).

(b) Holders of a majority of the shares of Common Stock that were issued at the time of the Conversion to the Former Series A Members, voting as a separate class (the “Former Series A Majority”), shall be entitled to appoint six (6) Directors (each, a “Former Series A Director”) and Verizon shall be entitled to appoint one Director (the “Verizon Director”). Each Director shall be entitled to one vote for any action taken by the Board; except that if the Former Series A Majority has appointed fewer Directors than it is entitled to appoint under this Agreement, then for any action taken by the Board, the Former Series A Director(s) shall be entitled to cast an aggregate number of votes equal to the number of Directors that the Former Series A Majority is entitled to appoint (i.e., six). For example, if the Former Series A Majority only appoints two (2) Directors, then those two Former Series A Directors shall be entitled to an aggregate of six (6) votes for any action taken by the Board. The Verizon Director shall be entitled to serve on each committee of the Board.

(c) Each of the Former Series A Majority and Verizon shall notify the Company of the name, business address and business telephone and facsimile numbers of each Director(s) designated by such party. Each appointment by the Former Series A Majority or Verizon, as applicable, of a Director shall remain in effect until the party making such appointment notifies the Company of a change in such appointment. Each of the Former Series A Majority or Verizon shall promptly notify the Company of any change in such party’s contact information.

(d) Each Director may be removed as such, with or without cause, and his or her successor may be designated by the Former Series A Majority or Verizon, as applicable and as entitled to designate such Director as set forth in this Section 3.1.1; provided that the Verizon Director may only be removed by Verizon and the Former Series A Director may only be removed by the Former Series A Majority.

(e) Any Director may resign at any time by giving written notice to the Company and remaining Directors without prejudice to the rights, if any, of the Company under any contract to which the resigning Director is a party. The resignation of any Director shall take effect upon receipt of that notice or at such later time as shall be specified in the notice; and, unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective. If a vacancy occurs on the Board, the vacancy shall be filled by the designation of the Former Series A Majority or Verizon, as applicable and as entitled to designate such Director as set forth in this Section 3.1.1.

(f) The resignation or removal of a Director shall not invalidate any act of such Board member taken before the giving of such written notice of the removal or resignation of such Director.

(g) Each of Verizon (in lieu of appointing the Verizon Director), Celgene, BlackBerry, NHealth, KHealth, Allscripts and the 3BE Members (acting collectively to appoint a single representative) shall have the right to designate a representative (the “Board Observer”) to attend, strictly as an observer, all meetings of the Board (or committees thereof) (it being agreed and acknowledged that the Board Observer will have no power or authority to act or vote at such meetings). The Company shall provide the Board Observer with notice of all meetings of, and all information delivered to, the members of the Board and any committee thereof, including all consents, minutes and other materials, financial or otherwise, which the Company provides to the Board; provided, that Company reserves the right to withhold any information and to exclude such Board Observer from any meeting or any portion thereof if access to such information or attendance at such meeting would adversely affect the attorney-client privilege between the Company and its counsel or would result in disclosure of trade secrets or particularly sensitive confidential information relating to a telecommunications service provider with whom Verizon then competes in the United States. Such Board Observer shall agree to hold in confidence all such information provided. Notwithstanding anything to the contrary in this Agreement, such Board Observer may use any learning, skills, ideas, concepts, techniques, know-how, and information retained in intangible form in the unaided memory of such Board Observer (collectively, “Residual Information”) for any purpose; provided that such learning, skills, ideas, concepts, techniques, know-how, and information was not intentionally memorized for the purpose of retaining and subsequently using them outside of the purposes contemplated by this Agreement. For the avoidance of doubt, nothing contained in the preceding sentence (i) gives a Board Observer the right to publish or otherwise disclose or use the tangible source of any Residual Information for any purpose other than as provided for in this Agreement or (ii) grants a license to any intellectual property.

(h) The Company shall reimburse each Director (and the Board Observers if applicable) for all reasonable and documented out-of-pocket expenses incurred in connection with their attendance at meetings of the Board or Board committee meetings or any other activities (e.g., meetings, trade shows) as requested and approved in advance by the Company.

3.2 Verizon Approval Rights. So long as Verizon holds at least the Minimum Verizon Ownership Amount, the Company shall not, and shall not permit any wholly-owned subsidiary to, or vote its equity in any non-wholly owned subsidiary in favor of or cause any designated director serving on the board of directors of any such non-wholly owned subsidiary to, without the prior written consent of Verizon:

3.2.1 Engage in any principal business other than the Nant Health Business;

3.2.2 Incur indebtedness, including any guarantees of any indebtedness of any Person, in excess of $25.0 million individually or in the aggregate;

3.2.3 Make any investment in or acquisition of Persons, businesses or assets that are outside of the scope of operation and business purpose of the Company (other than any such investments or acquisitions with a purchase price of less than $10.0 million individually and in the aggregate in any calendar year); or

3.2.4 Enter into any material transaction with Affiliates, including NantWorks and any subsidiary or Affiliate thereof, except (i) in the case of a transaction with consideration or expenditures of $5.0 million or less, the Board has determined in good faith that such transaction is fair to the Company or (ii) in the case of a transaction with consideration or expenditures in excess of $5.0 million, the Board demonstrates to the reasonable satisfaction of Verizon that such transaction is on arms’ length terms.

3.3 Notification Rights. Notwithstanding anything to the contrary in this Agreement, so long as Verizon holds at least the Minimum Verizon Ownership Amount, Celgene holds at least the Minimum Celgene Ownership Amount, BlackBerry holds at least the Minimum Blackberry Ownership Amount, NHealth holds at least the Minimum NHealth Ownership Amount, KHealth holds at least the Minimum KHealth Ownership Amount, Blackstone holds at least the Minimum Blackstone Ownership Amount, Allscripts holds at least the Minimum Allscripts Ownership Amount or the 3BE Members hold at least the Minimum 3BE Holdings’ Ownership Amount, the Company shall notify Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts and the 3BE Members, respectively, within ten (10) business days after the Company:

3.3.1 Approves an annual budget (and makes any material amendment to such annual budget or the business plan);

3.3.2 Makes or incurs, or commits to make or incur, any material capital expenditure not expressly contemplated by the annual budget;

3.3.3 Makes investments in or acquisitions or divestitures of Persons, businesses or assets with a value of more than $10.0 million;

3.3.4 Enters into any agreement with respect to a Liquidity Event, grants an exclusive license to all or substantially all of the Company’s intellectual property or the Board appoints a Person to wind-up the affairs of the Company; or

3.3.5 Without limiting Section 6.13, materially amends this Agreement or the Company Charter.

3.4 Celgene Approval Rights. So long as Celgene holds at least the Minimum Celegene Ownership Amount, the Company shall not, and shall not permit any wholly-owned subsidiary to, or vote its equity in any non-wholly owned subsidiary in favor of or cause any designated director serving on the board of directors of any such non-wholly owned subsidiary to, directly, or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise, without the prior written consent of Celgene Purchase or redeem any shares of Common Stock or Preferred Stock, other than (a) in connection with a Liquidity Event or Qualified IPO, (b) in connection with the repurchase of Common Stock issued to or held by employees, consultants or contractors of the Company at a price not greater than the then current fair market value for such Common Stock upon termination of their employment or services pursuant to agreements providing for the right of said repurchase and (c) repurchases determined by the Board in good faith to be in the best interests of the Company in an amount not to exceed $5.0 million in any 12 month period.

3.5 NHealth Approval Rights. So long as NHealth holds at least the Minimum NHealth Ownership Amount, the Company shall not, and shall not permit any wholly-owned subsidiary to, or vote its equity in any non-wholly owned subsidiary in favor of or cause any designated director serving on the board of directors of any such non-wholly owned subsidiary to, directly, or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise, without the prior written consent of NHealth:

3.5.1 Engage in any principal business other than the Nant Health Business;

3.5.2 Incur indebtedness, including any guarantees of any indebtedness of any Person, in excess of $25.0 million individually or in the aggregate;

3.5.3 Make any investment in or acquisition of Persons, businesses or assets that are outside of the scope of operation and business purpose of the Company (other than any such investments or acquisitions with a purchase price of less than $10.0 million individually and in the aggregate in any calendar year);

3.5.4 Enter into any material transaction with Affiliates, including NantWorks and any subsidiary or Affiliate thereof, except (i) in the case of a transaction with consideration or expenditures of $5.0 million or less, the Board has determined in good faith that such transaction is fair to the Company or (ii) in the case of a transaction with consideration or expenditures in excess of $5.0 million, the Board demonstrates to the reasonable satisfaction of NHealth that such transaction is on arms’ length terms; or

3.5.5 Purchase or redeem any shares of Common Stock or Preferred Stock, other than (a) in connection with a Liquidity Event or Qualified IPO, (b) in connection with the repurchase of Common Stock issued to or held by employees, consultants or contractors of the Company at a price not greater than the then current fair market value for such Common Stock upon termination of their employment or services pursuant to agreements providing for the right of said repurchase and (c) repurchases determined by the Board in good faith to be in the best interests of the Company in an amount not to exceed $5.0 million in any 12 month period.

Notwithstanding any other provision of this Agreement to the contrary, if any Person purchases any shares of Common Stock or Preferred Stock such that the aggregate purchase price paid by such Person for all of its shares of Common Stock or Preferred Stock is equal to or less than the aggregate purchase price paid by NHealth for all of its equity interests in the Company, and such Person receives any rights, preferences or privileges in respect of its shares of Common Stock that NHealth does not enjoy in respect of its Common Stock or Preferred Stock, then NHealth shall automatically, without any further action of the Board or any Holder, be entitled to such rights, privileges or preferences in respect of its Common Stock.

3.6 KHealth Approval Rights. So long as KHealth holds at least the Minimum KHealth Ownership Amount, the Company shall not, and shall not permit any wholly-owned subsidiary to, or vote its equity in any non-wholly owned subsidiary in favor of or cause any designated director serving on the board of directors of any such non-wholly owned subsidiary to, directly, or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise, without the prior written consent of KHealth:

3.6.1 Engage in any principal business other than the Nant Health Business;

3.6.2 Incur indebtedness, including any guarantees of any indebtedness of any Person, in excess of $25.0 million individually or in the aggregate;

3.6.3 Make any investment in or acquisition of Persons, businesses or assets that are outside of the scope of operation and business purpose of the Company (other than any such investments or acquisitions with a purchase price of less than $10.0 million individually and in the aggregate in any calendar year);

3.6.4 Enter into any material transaction with Affiliates, including NantWorks and any subsidiary or Affiliate thereof, except (i) in the case of a transaction with consideration or expenditures of $5.0 million or less, the Board has determined in good faith that such transaction is fair to the Company or (ii) in the case of a transaction with consideration or expenditures in excess of $5.0 million, the Board demonstrates to the reasonable satisfaction of KHealth that such transaction is on arms’ length terms; or

3.6.5 Purchase or redeem any shares of Common Stock or Preferred Stock, other than (a) in connection with a Liquidity Event or Qualified IPO, (b) in connection with the repurchase of Common Stock issued to or held by employees, consultants or contractors of the Company at a price not greater than the then current fair market value for such Common Stock upon termination of their employment or services pursuant to agreements providing for the right of said repurchase and (c) repurchases determined by the Board in good faith to be in the best interests of the Company in an amount not to exceed $5.0 million in any 12 month period.

Notwithstanding any other provision of this Agreement to the contrary, if any Person purchases any shares of Common Stock or Preferred Stock such that the aggregate purchase price paid by such Person for all of its Common Stock or Preferred Stock is equal to or less than the aggregate purchase price paid by KHealth for all of its equity interests in the Company, and such Person receives any rights, preferences or privileges in respect of its shares of Common Stock or Preferred Stock that KHealth does not enjoy in respect of its Common Stock, then KHealth shall automatically, without any further action of the Board or any Holder, be entitled to such rights, preferences or privileges in respect of its Common Stock.

3.7 Allscripts Approval Rights. So long as Allscripts holds at least the Minimum Allscripts Ownership Amount, the Company shall not, and shall not permit any wholly-owned subsidiary to, or vote its equity in any non-wholly owned subsidiary in favor of or cause any designated director serving on the board of directors of any such non-wholly owned subsidiary to, directly, or indirectly, by amendment, merger, recapitalization, sale, consolidation or otherwise, without the prior written consent of Allscripts:

3.7.1 Engage in any principal business other than the Nant Health Business;

3.7.2 Incur indebtedness, including any guarantees of any indebtedness of any Person, in excess of $25.0 million individually or in the aggregate;

3.7.3 Make any investment in or acquisition of Persons, businesses or assets that are outside of the scope of operation and business purpose of the Company (other than any such investments or acquisitions with a purchase price of less than $10.0 million individually and in the aggregate in any calendar year);

3.7.4 Enter into any material transaction with Affiliates (which material transaction includes, for the avoidance of doubt, entering into any agreement or any amendment, modification or waiver thereof), including NantWorks and any subsidiary or Affiliate thereof, except (i) in the case of a transaction with consideration or expenditures of $5.0 million or less, the Board has determined in good faith that such transaction is fair to the Company or (ii) in the case of a transaction with consideration or expenditures in excess of $5.0 million, the Board demonstrates to the reasonable satisfaction of Allscripts that such transaction is on arms’ length terms; or

3.7.5 Purchase or redeem any shares of Common Stock or Preferred Stock, other than (a) in connection with a Liquidity Event or Qualified IPO, (b) in connection with the repurchase of Common Stock issued to or held by employees, consultants or contractors of the Company at a price not greater than the then current fair market value for such Common Stock upon termination of their employment or services pursuant to agreements providing for the right of said repurchase and (c) repurchases determined by the Board in good faith to be in the best interests of the Company in an amount not to exceed $5.0 million in any 12 month period.

Notwithstanding any other provision of this Agreement to the contrary, if any Person purchases any class or series of shares of Common Stock or Preferred Stock such that the aggregate purchase price paid by such Person for all of its shares of Common Stock or Preferred Stock is equal to or less than the aggregate purchase price paid by Allscripts for all of its equity interests in the Company, and such Person receives any rights, preferences or privileges in respect of its Common Stock or Preferred Stock that Allscripts does not enjoy in respect of its Common Stock, then Allscripts shall automatically, without any further action of the Board or any Holder, be entitled to such rights, preferences or privileges in respect of its Common Stock.

3.8 Indemnification.

3.8.1 For the purposes of this Section 3.8, (i) “proceeding” means any threatened, pending or completed claim, demand, action or proceeding, whether civil, criminal, administrative, legislative or investigative; and (ii) “expenses” includes without limitation attorneys’ fees and any expenses of establishing a right to indemnification under this Section 3.8.

3.8.2 Except as expressly provided in this Section 3.8, the Company shall, to the fullest and broadest extent permitted by the laws of the State of Delaware, indemnify and hold harmless any Indemnifiable Person against all losses, Damages, liabilities or expenses, of any kind or nature, incurred by it while acting (or omitting to act) in good faith on behalf of the Company or otherwise relating to the Company. Any indemnity under this Section 3.8.2 shall be provided out of and to the extent of the Company’s assets only, and no Holder shall have any personal liability with respect to such indemnity. Without limiting the generality of the foregoing, but subject thereto, the Company hereby agrees to indemnify each Indemnifiable Person, and to save and hold him, her or it harmless, from and in respect of (i) all fees, costs and expenses incurred in connection with or resulting from any demand, claim, action or proceeding against such Indemnifiable Person or the Company which arises out of or in any way relates to the Company or its properties, business or affairs, and (ii) all such demands, claims, actions and proceedings and any losses or Damages resulting therefrom, including judgments, fines and amounts paid in settlement or compromise of any such demand, claim, action or proceeding. No indemnity in this Section 3.10 shall extend to conduct by an Indemnifiable Person with respect to the Company’s business which is determined by a court of competent jurisdiction to have not been taken with a good faith belief that such action was in or not opposed to the best interests of the Company.

3.8.3 The Company shall pay the expenses incurred by any Indemnifiable Person in connection with any proceedings in advance of the final disposition of such proceeding, upon receipt of an undertaking by such Indemnifiable Person to repay such payment if there shall be an adjudication or determination that such Indemnifiable Person is not entitled to indemnification as a result of Section 3.8.2. The Board shall be authorized, on behalf of the Company, to enter into indemnity agreements from time to time with any Person entitled to be indemnified by the Company hereunder, upon such terms and conditions as the Board deems appropriate in its business judgment. The indemnification and advancement of expenses provided by, or granted pursuant to, the provisions of this Section 3.8.3, shall not be deemed exclusive of any other rights to which any Person seeking indemnification or advancement of expenses may be entitled under any agreement (approved by the Board) or otherwise, both as to action in such Person’s capacity as an agent of the Company and as to action in another capacity while serving as an agent.

3.9 Insurance of Agents. The Company shall have the power to purchase and maintain insurance on behalf of any Person who is or was a member of the Board, an officer of the Company, an employee or agent of the Company, against any liability asserted against such Person and incurred by such Person in any such capacity, or arising out of such Person’s status as a member of the Board, officer of the Company, an employee or agent of the Company whether or not the Company would have the power to indemnify such Person against such liability under the provisions of Section 3.8 or under applicable law.

ARTICLE 4

TRANSFER OF SHARES

4.1 Transfers. Without the prior written consent of the board of directors of the Company (the “Board”), no Holder may directly or indirectly sell, assign, transfer, pledge, hypothecate or otherwise dispose of such Holder’s shares of Common Stock, nor any part thereof, except as permitted in this Article 4. For the avoidance of doubt, the provisions of Section 4.5 shall apply whether or not the Board consents to such transfer. Except as set forth in this Article 4, any act in violation of this Section 4.1 shall be voidable by the Company or any Holder.

4.2 Permitted Transfers. Notwithstanding the restrictions set forth in Section 4.1, a Holder shall have the right to assign all or a portion of its Common Stock (by operation of law or otherwise) without the consent of the Board or the other Holders to such Holders’ Permitted Transferees, but only if the transferee promptly notifies the Board and executes an instrument satisfactory to the Board accepting and adopting the terms and provisions of this agreement. If a Holder transfers any shares of its Common Stock to a Permitted Transferee pursuant to this Section 4.2, such Permitted Transferee shall become a party to this Agreement as a Holder without the consent of the non-transferring Holders or the Board and with respect to a Permitted Transferee who acquires all of such Holder’s shares of Common Stock, all references herein to the transferring Holder shall be deemed to be references to such Permitted Transferee.

The transfer of shares to a new Holder shall not result in the release of the Holder who assigned the Common Stock from any liability that such assigning Holder may have incurred to the Company prior to such assignment.

4.3 Right of First Refusal. Except as provided in Section 4.5, each time a Holder (other than NantWorks or any of its Permitted Transferees) proposes to transfer, assign, convey, sell, encumber or in any way alienate all or any part of such Holder’s shares of Common Stock (or as required by operation of law or other involuntary transfer to do so) other than to a Permitted Transferee in a transaction permitted by Section 4.2, such Holder (a “Restricted Selling Holder”) shall first offer such shares of Common Stock to NantWorks in accordance with the following provisions:

4.3.1 The Restricted Selling Holder shall deliver a written notice to the Company and NantWorks stating (i) such Restricted Selling Holder’s bona fide intention to transfer all or a part of its shares of Common Stock, (ii) the name and address of the proposed transferee, (iii) the number of shares of Common Stock to be transferred, (iv) the purchase price in terms of payment for which the Restricted Selling Holder proposes to transfer such Common Stock and (v) any other material terms and conditions of such transfer.

4.3.2 Within thirty (30) days after receipt of the notice described in Section 4.3.1 (or if the notice provides for the payment of non-cash consideration, no later than thirty (30) days after determination of the fair market value thereof in accordance with the last sentence of Section 4.3.3), NantWorks shall notify the Company and the Restricted Selling Holder in writing of its desire to purchase all of the shares of Common Stock being so transferred. The failure of NantWorks to submit a notice within the applicable period shall constitute an election on the part of NantWorks not to purchase all of the shares of Common Stock which may be so transferred.

4.3.3 Within thirty (30) days after the conclusion of the applicable thirty (30) day period referred to in Section 4.3.2, if an affirmative election has been made, NantWorks shall purchase, and the Restricted Selling Holder who gave the original notice shall sell, such shares of Common Stock subject to the election upon the price and terms of payment designated in such notice. If the notice provides for the payment of non-cash consideration, NantWorks may elect to pay the consideration in cash equal to either (i) the fair market value as determined by the Board and the Restricted Selling Holder or (ii) the determination of the present fair market value of the non-cash consideration offered, as determined by an independent third-party appraiser appointed by mutual agreement of the Board and the Restricted Selling Holder.

4.3.4 If NantWorks elects not to purchase all of the shares of Common Stock designated in such notice, then the Restricted Selling Holder may transfer to the proposed transferee all of the shares of Common Stock described in the such notice, provided that such transfer (i) is completed within one-hundred and twenty (120) days after the expiration of NantWorks’ right of first refusal on such shares of Common Stock (or, if applicable, within ten (10) days after receipt of the last of all required regulatory approvals), and (ii) is made on terms not less favorable to the Restricted Selling Holder in the aggregate than as designated in the notice to Company and NantWorks. If such shares of Common Stock are not so transferred in accordance with the foregoing, the Restricted Selling Holder must give notice in accordance with this section prior to any other or subsequent transfer of such shares of Common Stock.

4.4 Tag Along Rights. If NantWorks and/or any of its Affiliates (other than the Company) or Permitted Transferees (an “Initiating Holder”) proposes to sell any shares of Common Stock to an unaffiliated third party (a “Tag Along Sale”), then the Initiating Holder shall deliver a notice (a “Tag Along Sale Notice”) to Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts and each of the 3BE Members stating that the Initiating Holder proposes to effect a Tag Along Sale and providing the terms of the Tag Along Sale, and Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts and each of the 3BE Members may each elect, by written notice to such Initiating Holder given within fifteen (15) days from the date of the Tag Along Sale Notice, to sell on the same terms and conditions (on a per share basis) as the sale by such Initiating Holder up to the same percentage (the percentage so elected by Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts and each of the 3BE Members is herein referred to as the “Elected Percentage”) of Verizon’s shares of Common Stock, Celgene’s shares of Common Stock, BlackBerry’s shares of Common Stock, NHealth’s shares of Common Stock, KHealth’s shares of Common Stock, Blackstone’s shares of Common Stock, Allscripts’ shares of Common Stock and each of the 3BE Members’ shares of Common Stock, respectively, as the percentage of the Initiating Holder’s Common Stock that such Initiating Holder proposes to sell. If Verizon, Celgene, BlackBerry NHealth, KHealth, Blackstone, Allscripts and/or any of the 3BE Members elects to sell the Elected Percentage of its Common Stock pursuant to this Section 4.4, then the Initiating Holder shall cause the proposed purchaser to purchase from Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts, and each of the 3BE Members as applicable, and Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts and each of the 3BE Members shall sell to the proposed purchaser, simultaneously with the sale by such Initiating Holder and on substantially the same terms and conditions (on a per share basis) as the sale by such Initiating Holder, the Elected Percentage of Verizon’s Common Stock, the Elected Percentage of Celgene’s Common Stock, the Elected Percentage of BlackBerry’s Common Stock, the Elected Percentage of NHealth’s Common Stock, the Elected Percentage of KHealth’s Common Stock, the Elected Percentage of Blackstone’s Common Stock, the Elected Percentage of Allscripts’ Common Stock and the Elected Percentage of the 3BE Members’ Common Stock; provided, that in connection with any Tag-Along Sale, (x) neither Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts or any of the 3BE Members shall be required to agree to any non-competition covenant or other agreement restricting the business operations of Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts or the 3BE Members or their respective Affiliates, (y) neither Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts nor the 3BE Members shall be required to make or become liable in respect of any representations and warranties relating to the Company or specifically to any Holder other than their self; and (z) any indemnification provided by Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts or any of the 3BE Members (other than with respect to the representations regarding their self-referenced in the foregoing clause (y)) shall not exceed and shall be based on, the relative purchase price being received by the Initiating Holder, Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts and the 3BE Members, respectively, in the Tag-Along Sale, on a several, not joint, basis, or solely with recourse to an escrow established for the benefit of the proposed purchaser (the Initiating Holder’s, Verizon’s, Celgene’s, BlackBerry’s, NHealth’s, KHealth’s, Blackstone’s, Allscripts’ and the 3BE Members’ contribution to such escrow to be on a pro rata basis in accordance with the proceeds received from such Tag-Along Sale). The proceeds from the Tag Along Sale shall be distributed to the Initiating Holder and if participating in the Tag-Along Sale, Verizon, Celgene, BlackBerry, NHealth, KHealth, Blackstone, Allscripts, and the 3BE Members pro rata based on the number of shares of Common Stock sold by them in the Tag Along Sale.

4.5 Drag Along Rights.

4.5.1 If NantWorks and/or any other Holders (the “Selling Parties”) propose to sell a majority of the outstanding shares of Common Stock of the Company to an unaffiliated third party (the “Drag Along Sale”), then the Selling Parties shall have the right, by written notice to each of the other Holders (the “Drag Along Holders”) given at least fifteen (15) days prior to the Drag Along Sale and setting out the terms of the Drag Along Sale, to require that each Drag Along Holder sell the same percentage of each Drag-Along Holders’ shares of Common Stock as are sold by the Selling Parties, with such sale to be on the same terms and conditions (other than the purchase price payable on a per share basis) relating to the sale of the Selling Parties’ shares of Common Stock; provided, however, that the Selling Parties shall only have the rights set forth in this Section 4.5 with respect to a Drag Along Sale in which (a) each Drag Along Holder receives in the transaction the same form of consideration, in the same proportion (on the basis of the consideration to be received in such Drag Along Sale) as the Selling Parties and (b) the Drag-Along Holders receive such Drag-Along Holder’s pro rata share of the consideration paid (or proposed to be paid) by the transferee in such Drag-Along Sale. For purposes of this Section 4.5.1, each Holder’s “pro rata share” shall be calculated based on the relative amount each Holder would be entitled to receive assuming the only outstanding shares of Common Stock are those being sold (or proposed to be sold) by the Selling Parties and the Drag Along Holders in the Drag-Along Sale.

4.5.2 If the Drag Along Sale is structured as a merger, consolidation or similar business combination, each Drag Along Holder will, if Holder approval of the transaction is required, vote in favor of the transaction. Each Drag Along Holder will take all necessary or reasonably appropriate, advisable or desirable actions and will execute and deliver all necessary or reasonably appropriate, advisable or desirable documents, in each case in connection with the Drag Along Sale as requested by the Selling Parties provided, that in connection with any Drag-Along Sale, (a) no Drag Along Holder shall be required to agree to any non-competition covenant or other agreement restricting the business operations of such Drag Along Holder or its Affiliates, (b) no Drag Along Holder shall be required to make or become liable for any representations and warranties relating to the Company or specifically to any Holder other than their self; (c) neither the execution and delivery of documents to be entered into in connection with the transaction, nor the performance of the Drag-Along Holder’s obligations thereunder, will cause a breach or violation of the terms of any law, judgment, order or decree of any court or governmental agency applicable to such Drag-Along Holder or any agreement that would have a material adverse effect on such Drag-Along Holder; and (d) any indemnification provided by a Drag Along Holder shall not exceed and shall be based on, the relative purchase price being received by the Selling Parties and Drag Along Holders in the Drag-Along Sale, on a several, not joint, basis, or with recourse solely to an escrow established for the benefit of the proposed purchaser (the Selling Parties’ and Drag Along Holders’ contribution to such escrow to be on a pro rata basis in accordance with the proceeds received from such Drag-Along Sale).

4.6 Merger and Consolidation.

4.6.1 Subject to Sections 3.2 and 3.7, (i) any merger or consolidation of the Company with or into any other Person who is an Affiliate of the Company shall require the vote or written consent of Holders holding shares of Common Stock representing (A) a majority of the shares of Common Stock that were issued at the time of the Conversion to the Former Series B Members, voting as a separate class (the “Former Series B Class Vote”), (B) a majority of the shares of Common Stock that were issued at the time of the Conversion to the Former Series E Members, voting as a separate class (the “Former Series E Class Vote”), (C) a majority of the shares of Common Stock that were issued at the time of the Conversion to the Former Series F Members, voting as a separate class (the “Former Series F Class Vote”), and (D) a majority of the shares of Common Stock that were issued at the time of the Conversion to the Former Series G Members, voting as a separate class (the “Former Series G Class Vote”); and (ii) any merger or consolidation of the Company with or into any other Person who is not an Affiliate of the Company or any conversion of the Company into another entity in connection with any such merger or consolidation, shall require only consent of Holders holding a majority-in-interest of the outstanding Common Stock, and no Former Series B Class Vote, Former Series E Class Vote, Former Series F Class Vote or Former Series G Class Vote.

4.7 BlackBerry, NHealth, KHealth and Allscripts Rights.

4.7.1 If any Person purchases shares of Common Stock or Preferred Stock such that the purchase price per share paid by such Person for such Common Stock or Preferred Stock is equal to or less than the purchase price paid per unit by BlackBerry for the Series D Units, and such Person receives (or has received) any rights, preferences, privileges or other benefits in respect of its Common Stock or Preferred Stock that BlackBerry does not enjoy in respect of its Common Stock, then BlackBerry shall automatically, without any further action of the Board or any Holder, be entitled to such rights, preferences, privileges or benefits in respect of its Common Stock. For the avoidance of doubt, this Section 4.7.1 shall not apply if any Person purchases any other class or series of capital stock of the Company or if any Person purchases shares of Common Stock or Preferred Stock such that the purchase price per share paid by such Person for its Common Stock or Preferred Stock is more than the purchase price per unit paid by BlackBerry for its Series D Units.

4.7.2 If any Person purchases shares of Common Stock or Preferred Stock such that the purchase price per share paid by such Person for such Common Stock or Preferred Stock is equal to or less than the purchase price per unit paid by NHealth for its Series E Units, and such Person receives (or has received) any rights, preferences, privileges or other benefits in respect of its Common Stock or Preferred Stock that NHealth does not enjoy in respect of its Common Stock, then NHealth shall automatically, without any further action of the Board or any Holder, be entitled to such rights, preferences, privileges or benefits in respect of its Common Stock. For the avoidance of doubt, this Section 4.7.2 shall not apply if any Person purchases any other class or series of capital stock of the Company or if any Person purchases shares of Common Stock or Preferred Stock such that the purchase price per share paid by such Person for its Common Stock or Preferred Stock is more than the purchase price per unit paid by NHealth for its Series E Units.

4.7.3 If any Person purchases shares of Common Stock or Preferred Stock such that the purchase price per share paid by such Person for such Common Stock or Preferred Stock is equal to or less than the purchase price per unit paid by KHealth for its Series F Units, and such Person receives (or has received) any rights, preferences, privileges or other benefits in respect of its Common Stock or Preferred Stock that KHealth does not enjoy in respect of its Common Stock, then KHealth shall automatically, without any further action of the Board or any Holder, be entitled to such rights, preferences, privileges or benefits in respect of its Common Stock. For the avoidance of doubt, this Section 4.7.3 shall not apply if any Person purchases any other class or series of capital stock of the Company or if any Person purchases Common Stock or Preferred Stock such that the purchase price per share paid by such Person for its Common Stock or Preferred Stock is more than the purchase price per unit paid by KHealth for its Series F Units.

4.7.4 If any Person purchases shares of Common Stock or Preferred Stock such that the purchase price paid per share by such Person for such Common Stock or Preferred Stock is equal to or less than the purchase price per unit paid by Allscripts for its Series G Units, and such Person receives (or has received) any rights, preferences, privileges or other benefits in respect of its Common Stock or

Preferred Stock that Allscripts does not enjoy in respect of its Common Stock, then Allscripts shall automatically, without any further action of the Board or any Holder, be entitled to such rights, preferences, privileges or benefits in respect of its Common Stock. For the avoidance of doubt, this Section 4.7.4 shall not apply if any Person purchases any other class or series of capital stock of the Company or if any Person purchases Common Stock or Preferred Stock such that the purchase price per share paid by such Person for its Common Stock or Preferred Stock is more than the purchase price per unit paid by Allscripts for its Series G Units.

ARTICLE 5

RECORDS

5.1 Books and Records. The books and records of the Company shall be kept, and the financial position and the results of its operations recorded, in accordance with the accounting methods followed for federal income tax purposes. The books and records of the Company shall reflect all Company transactions and shall be appropriate and adequate for the Company’s business.

5.2 Financial Information. The Company shall deliver to Verizon, Celgene, BlackBerry, NHealth, KHealth, Allscripts and each of the 3BE Members, for so long as each of them or Celgene’s Affiliates, BlackBerry’s Affiliates, NHealth’s Affiliates, KHealth’s Affiliates, Allscripts’ Affiliates, or any of the 3BE Members’ Affiliates, respectively, owns any shares of Common Stock (unless Verizon, Celgene, BlackBerry, NHealth, KHealth, Allscripts or any of the 3BE Members at any time specifically requests that such information not be delivered to it):

5.2.1 as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, a consolidated income statement and statement of cash flows for, and a consolidated balance sheet as of the last day of, such Fiscal Year, prepared in all material respects in accordance with generally accepted accounting principles in the United States;

5.2.2 as soon as available, but in any event within sixty (60) days after the end of each of the first three fiscal quarters of each Fiscal Year, an unaudited consolidated income statement and statement of cash flows for, and an unaudited consolidated balance sheet as of the last day of, such quarter, prepared in all material respects in accordance with generally accepted accounting principles in the United States, except for the absence of notes that may be required by generally accepted accounting principles in the United States and as otherwise indicated in the financial statements; and

5.2.3 within thirty (30) days prior to the beginning of each Fiscal Year, a copy of the Company’s annual operating budget.

5.3 Inspection of Records.

5.3.1(a) Each Holder that holds Common Stock representing on a fully-diluted basis at least three percent (3%) of the total outstanding shares of Common Stock, (b) Celgene, so long as it holds the Minimum Celgene Ownership Amount, (c) BlackBerry, so long as it holds the Minimum BlackBerry Ownership Amount, (d) NHealth, so long as it holds the Minimum NHealth Ownership Amount, (e) KHealth, so long as it holds the Minimum KHealth Ownership Amount, (f) Blackstone, so long as it holds the Minimum Blackstone Ownership Amount, (f) Allscripts, so long as it holds the Minimum Allscripts Ownership Amount and (g) each of the 3BE Members, so long as they, on a combined basis, hold the Minimum 3BE Members’ Ownership Amount, shall have the right, at reasonable times, to inspect and copy during normal business hours any of the Company’s records, including the Company Charter and any amendment thereto, this Agreement, minutes of the meetings of the Board and the

Holders, the Company’s federal, state, and local income tax or information returns for each Fiscal Year, and all financial statements prepared with respect to the Company and its operations. Any request, inspection or copying by a Holder under this Section 5.3 may be made by that Holder or that Holder’s agent or attorney. Notwithstanding the foregoing, the Company shall not be obligated pursuant to this Section 5.3 to provide access to any information that is not financial information and that the Company reasonably considers to be a trade secret or similar sensitive competitive information; and provided further that the requesting Holder and its designated representatives shall, if requested by the Company, execute a confidentiality and nondisclosure agreement in customary form prior to any such inspection.

5.3.2 Subject to compliance with any privacy and confidentiality restrictions imposed by law, including HIPAA, and subject to the execution of appropriate confidentiality, business associate and other agreements, Celgene shall be provided access to the Company’s health data base and related information. The Company will provide Celgene such access through physical or electronic means, subject to reasonable requirements that the Company may impose and upon which the parties mutually agree, including with respect to physical access, time and place restrictions and with respect to electronic access, security and compatibility requirements.

5.4 Confidentiality.

5.4.1 The Holders hereby acknowledge that the Company will be in possession of confidential information the improper use or disclosure of which could have a material adverse effect upon the Company, or one or more Holders.

5.4.2 The Holders acknowledge and agree that all information provided to them by or on behalf of the Company concerning the business or assets of the Company that is identified as confidential at the time of disclosure shall not, without the prior written consent of the Board, be disclosed to any Person (other than a Holder). Notwithstanding the previous sentence, each Holder may disclose Company confidential information to such Holder’s accountants, attorneys and similar advisors bound by a duty of confidentiality and to a proposed transferee bound by a confidentiality agreement, the form of which has been provided to the Board; moreover, the foregoing requirements of this Section 5.4 shall not apply to a Holder with regard to any information that is currently or becomes: (i) required to be disclosed pursuant to applicable law or a domestic national securities exchange rule (but in each case only to the extent of such requirement); (ii) required to be disclosed in order to protect such Holder’s interest in the Company or in any dispute between or among the Holders; (iii) publicly known or available in the absence of any improper or unlawful action on the part of such Holder or (iv) known or available to such Holder other than through or on behalf of the Company, it being understood that information about the services provided by a Holder to the Company shall not be deemed as becoming known or available through or on behalf of the Company. Notwithstanding anything to the contrary in this Agreement, a Holder may use any Residual Information for any purpose; provided that such learning, skills, ideas, concepts, techniques, know-how, and information was not intentionally memorized for the purpose of retaining and subsequently using them outside of the purposes contemplated by this Agreement.

5.5 Intellectual Property Rights. In the event the Company is dissolved or wound up, the Company shall and shall cause each of its wholly-owned subsidiaries to, and the Company shall use reasonable best efforts to cause each other subsidiary of the Company that is an Affiliate to, grant to Verizon, Celgene, BlackBerry, NHealth, KHealth and Allscripts a royalty-free, fully paid-up, non-exclusive, perpetual license to use, sell or license (i) all owned patents, patent applications and trade secrets or similar intellectual property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, and licenses in, to and under any of the foregoing, in each case to the extent the applicable subsidiary is not prohibited from doing so, and (ii) any of the foregoing that are licensed to the Company or each controlled subsidiary that is an Affiliate and that are not prohibited from being sublicensed, in each case that Verizon, Celgene, BlackBerry, NHealth, KHealth and Allscripts or any of their respective Affiliates then uses, sells or licenses (or then has definitive plans to do so) in the manner in which Verizon, Celgene, BlackBerry, NHealth, KHealth or Allscripts or their respective Affiliates then uses, sells or licenses (or then has definitive plans to use, sell or license) such intellectual property.

ARTICLE 6

MISCELLANEOUS

6.1 Termination. This Agreement shall terminate (and be of no further force or effect) immediately prior to the earliest to occur of a Qualified IPO and a Liquidity Event, except for Article 1, Section 3.8, Section 5.4, Section 5.5 and Article 6 (other than Sections 6.8 and 6.11), which shall continue in full force and effect.

6.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and inure to the benefit of the Holders, and their respective successors and assigns.

6.3 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

6.4 References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

6.5 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.

6.6 Interpretation. In the event any claim is made by any Holder relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Holder or his or her counsel. Whenever a provision in this Agreement authorizes or permits the Board to act in “its discretion” or “sole discretion,” such provision shall mean that the decision to take applicable action (or decline or refuse to take such action) shall be in the sole and absolute discretion of the Board, who may consider (or decline to consider) any factors as it determines.

6.7 Governing Law. The Holders expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, without regard to conflicts of laws principles.

6.8 Dispute Resolution.

6.8.1 In an effort to informally and amicably resolve any claim, controversy or dispute arising out of or relating to this Agreement or the breach thereof, and regardless whether such claim sounds in contract, tort, or otherwise (a “Dispute”), each Holder shall provide written notice to the other Holders with which it has a Dispute that requires resolution. Such notice shall set forth the nature of the Dispute, the amount, if any, involved and the remedy sought. Each Holder involved in the Dispute shall designate a representative who shall be empowered to investigate, discuss and seek to settle or otherwise resolve the Dispute. If the representatives are unable to resolve the Dispute within thirty (30) days after proper notification, the Dispute shall be submitted to the most senior executive of each Holder involved in the Dispute (or (x) in the case of Celgene, to an officer of Celgene designated by Celgene, and (y) in the case of BlackBerry, to an officer designated by BlackBerry) for consideration for an additional thirty (30) days.

6.8.2 Each of the Holders: (i) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in the State of Delaware (the “Chosen Courts”) for the purposes of any Dispute; (ii) hereby waives, to the extent not prohibited by applicable law, and agrees not to assert by way of motion, as a defense or otherwise, in any such Dispute, any claim that it or he is not subject personally to the jurisdiction of the Chosen Courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in the Chosen Courts is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (iii) hereby agrees not to commence any Dispute other than before the Chosen Courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the Chosen Courts whether on the grounds of inconvenient forum or otherwise. Each of the parties hereto hereby consents to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 6.12 is reasonably calculated to give actual notice.

6.8.3 TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 6.8.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 6.8.3) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

6.8.4 In addition, each Holder may seek equitable relief in the Chosen Courts if any provision of this Agreement is not performed in accordance with its terms and for which such Party would not have an adequate remedy for money damages. Any such remedy will be in addition to any other remedy that may be available at law. Without limiting the generality of the foregoing, the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties agree that, in addition to any other remedies, each party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy and without regard to anything to the contrary contained in applicable law. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

6.9 Schedules, Appendices and Exhibits. All Schedules and Appendices attached to this Agreement are incorporated and shall be treated as if set forth herein.

6.10 Severability. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement or the application of such provision to persons or circumstances other than those to which it is held invalid shall not be affected thereby.

6.11 Additional Documents and Acts. Each Holder agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

6.12 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given when sent to a Holder to the address or facsimile number set forth on Schedule A hereto: (a) when hand delivered to the Holder; (b) when sent by facsimile if sent between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day, or on the next business day if sent other than between 8:00 a.m. and 5:00 p.m. recipient’s local time on a business day; (c) three business days after deposit in the U.S. or overseas mail with first class or certified mail receipt requested postage; or (d) the next business day after deposit with a national overnight delivery service, postage prepaid, with next business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider. A Holder may change or supplement the addresses given on Schedule A, or designate additional addresses, for purposes of this Section 6.12 by giving written notice of the new address to the Board.

6.13 Amendments. Except as otherwise provided in this Agreement, this Agreement may be amended only with the written consent of the Board and by consent of Holders holding a majority-in-interest of the outstanding Common Stock; provided, that Article 2, Article 3, Article 4, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 6.1, this Section 6.13, and Appendix 1 may not be amended in any manner adversely affecting the rights or obligations of Verizon or Celgene or Celgene’s Affiliates or BlackBerry or BlackBerry’s Affiliates or NHealth or NHealth’s Affiliates or KHealth or KHealth’s Affiliates, Allscripts or Allscripts’ Affiliates or each of 3BE Members or 3BE Members’ Affiliates, respectively under this Agreement in any material respect without Verizon’s, Celgene’s, BlackBerry’s, NHealth’s, KHealth’s, Allscripts’ or each such 3BE Members’ respective prior written consent (it being understood that the creation and issuance of a series of equity securities with rights, preferences or privileges senior to, or pari passu with, the Common Stock shall not be deemed to require the consent of Verizon, Celgene, BlackBerry, NHealth, KHealth, Allscripts or any 3BE Member under this Section 6.13 solely as a result of such security having rights, preferences or privileges senior to, or pari passu with, the Common Stock); provided, further, that no other provision of this Agreement may be amended in a manner that adversely and disproportionately affects the rights or obligations of any Holder under this Agreement in any respect without the prior written consent of such Holder. Notwithstanding anything to the contrary in this Agreement (including this Section 6.13), each Holder who is not party to this Agreement as of its original date shall automatically become party hereto upon the execution and delivery of a counterpart signature page or joinder hereto, and such execution and delivery shall not require the consent of any other party hereto and shall not be deemed to be an amendment or modification to this Agreement. In the event that Verizon is no longer a Holder or otherwise no longer holds its approval rights set forth in Sections 2.1.5, 2.1.6(f) and 3.2 and in the event Celgene continues to hold the Minimum Series B Ownership Amount, Celgene shall automatically assume Verizon’s rights pursuant to such Sections (it being understood and agreed that Celgene shall thereafter hold such rights subject to any required holdings, i.e., Minimum Series B Ownership Amount). In the event neither Celgene or Verizon hold the approval rights set forth in Sections 2.1.5, 2.1.6(f), 3.2 and 3.4, and in the event BlackBerry continues to hold the Minimum Series D Ownership Amount, BlackBerry shall automatically assume the rights pursuant to such Sections (it being understood and agreed that BlackBerry shall thereafter hold such rights subject to any required holdings, i.e., Minimum Series D Ownership Amount).

6.14 Reliance on Authority of Person Signing Agreement. If a Holder is not a natural person, neither the Company nor any Holder will be required to determine the authority of the individual signing this Agreement to make any commitment or undertaking on behalf of such entity or to determine any fact or circumstance bearing upon the existence of the authority of such individual.

6.15 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

6.16 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any person may be lawfully entitled.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

NANTWORKS, LLC

By:
Name:
Title:

SCHEDULE A

STOCKHOLDERS

[    ]

Appendix 1 - 1

APPENDIX 1

Definitions

As used in the foregoing Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person. The term “control,” as used in the immediately preceding sentence means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled Person. For a Person that is an individual, the term Affiliate shall include such individual’s ancestors, siblings, descendants and spouses of any of the foregoing. For the avoidance of doubt, Patrick Soon-Shiong and his Affiliates shall be deemed to be Affiliates of the Company and of NantWorks.

“BlackBerry Competitor” means each of Apple Inc. and Samsung Electronics Co. Ltd., and any of their subsidiaries or Affiliates.

“Common Stock” means shares of common stock, par value $0.001, of the Company.

“Company Charter” means the certificate of incorporation of the Company, as amended and supplemented from time to time.

“Convertible Securities” means options to purchase or rights to subscribe for shares of Common Stock or securities by their terms convertible into or exchangeable for shares of Common Stock.

“Damages” means any and all losses, damages, expenses and liabilities whether joint or several, including, without limitation, those losses, damages, expenses and liabilities (including reasonable attorneys’ fees) arising under or connected with the securities laws of the United States, or any other provision of statutory law, common law, or other applicable law of any jurisdiction.

“Fiscal Year” means the Company’s fiscal year, which shall commence on January 1 and end on December 31 of each year.

“Former Series A Members” means the holders of Series A units of Nant Health, LLC immediately prior to the Conversion.

“Former Series B Members” means Verizon and Celgene.

“Former Series D Member” means Blackberry.

“Former Series E Member” means NHealth.

“Former Series F Member” means KHealth.

“Indemnifiable Person” means (i) each Director, (ii) any officer, employee, attorney, agent, or representative of the Company, and (iii) each Holder.

Appendix 1 - 1

“Liquidity Event” means, the consummation of (a) any reorganization, merger, consolidation or other transaction or series of related transactions in which the Holders as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions (by virtue of securities issued in such transaction or series of related transactions) fail to hold at least 50% of the voting power of the resulting or surviving entity or its parent company following such transaction or series of related transactions; or (b) a sale, lease, transfer or license of all or substantially all of the assets of the Company (taken together as a whole with its subsidiaries), or a related series of transactions that, taken together (including, without limitation, a liquidation, dissolution or other winding up of the Company), result in the sale or other disposition of all or substantially all of the assets of the Company (taken together as a whole with its subsidiaries); provided, that the issuance of Common Stock or other securities pursuant to customary venture capital financings by the Company where pre-emptive rights have been made available to the Preemptive Rights Holders pursuant to Section 2.2 shall not be deemed a Liquidity Event.

“Minimum 3BE Members’ Ownership Amount” means such number of Common Stock equal to a majority of the shares of Common Stock that were issued at the time of the Conversion to the 3BE Members; provided that any calculation of the 3BE Members’ ownership shall include the 3BE Members and their Permitted Transferees who are Affiliates of the 3BE Members.

“Minimum Allscripts Ownership Amount” means such number of Common Stock equal to a majority of the shares of Common Stock that were issued at the time of the Conversion to Allscripts; provided that any calculation of Allscripts’ ownership shall include Allscripts and its Permitted Transferees who are Affiliates of Allscripts.

“Minimum Blackberry Ownership Amount” means such number of Common Stock equal to a majority of the shares of Common Stock that were issued at the time of the Conversion to Blackberry; provided that any calculation of BlackBerry’s ownership shall include BlackBerry and its Permitted Transferees who are Affiliates of BlackBerry.

“Minimum Blackstone Ownership Amount” means such number of Common Stock equal to a majority of the shares of Common Stock that were issued at the time of the Conversion to Blackstone; provided that any calculation of Blackstone’s ownership shall include Blackstone and its Permitted Transferees who are Affiliates of Blackstone.

“Minimum Celgene Ownership Amount” means such number of Common Stock equal to a majority of the shares of Common Stock that were issued at the time of the Conversion to Celgene; provided that any calculation of Celgene’s ownership shall include Celgene and its Permitted Transferees who are Affiliates of Celgene.

“Minimum NHealth Ownership Amount” means such number of Common Stock equal to a majority of the shares of Common Stock that were issued at the time of the Conversion to NHealth; provided that any calculation of NHealth’s ownership shall include NHealth and its Permitted Transferees who are Affiliates of NHealth.

“Minimum KHealth Ownership Amount” means such number of Common Stock equal to a majority of the shares of Common Stock that were issued at the time of the Conversion to KHealth; provided that any calculation of KHealth’s ownership shall include KHealth and its Permitted Transferees who are Affiliates of KHealth.

Appendix 1 - 2

“Minimum Verizon Ownership Amount” means such number of Common Stock equal to a majority of the shares of Common Stock that were issued at the time of the Conversion to Verizon; provided that any calculation of Verizon’s ownership shall include Verizon and its Permitted Transferees who are Affiliates of Verizon,

“Nant Health Business” means the development and commercialization of clinical, analytical and supportive services and products that facilitate managing care delivery to reduce costs and improve patient outcomes or support coordinated care delivery, population health management, clinical decision support, predictive modeling, evidence based/precise medicine, intelligent clinical monitoring or data aggregation, and other products and services incidental to the foregoing.

“Permitted Transferee” shall mean, with respect to any Holder, (i) an Affiliate of such Holder, (ii) a bona fide third party purchaser of the Common Stock pursuant to a Liquidity Event, (iii) any Person that directly or indirectly acquires all or substantially all of the ownership interests or assets of such Holder, (iv) any liquidating trust established in connection with the liquidation, dissolution and winding up of such Holder for purposes of holding the assets of such Holder for the benefit of the former partners, members or equity holders thereof, (v) such Holder’s spouse (provided that in any community property state, each spouse agrees in writing to be bound by the terms of this Agreement), (vi) any descendants (whether natural or adopted) of such Holder or of Holder’s spouse, (vii) any trust or other entity formed for estate planning purposes for the benefit of such Holder or a Person specified in (v) or (vi) above or (viii) the Company, to the extent that it directly or indirectly acquires any shares of Common Stock held by KHealth, provided that such Permitted Transferee agrees in writing to be bound by the terms of this Agreement.

“Person” means any natural person, corporation, membership, trust, partnership, limited liability company, association or other entity.

“Qualified IPO” means the consummation of the first firm commitment underwritten public offering of securities of the Company (or a corporate or other successor to the Company) pursuant to an effective registration statement under the Securities Act of 1933 (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction) on a nationally recognized stock exchange with net proceeds to the Company of not less than $75.0 million (before deduction of underwriters’ fees, commissions and expenses).

Appendix 1 - 3